Exhibit 99.1

WATERSTONE FINANCIAL, INC. COMPLETES SUBSCRIPTION AND COMMUNITY OFFERING

Wauwatosa, Wisconsin, January 13, 2014 — Waterstone Financial, Inc. (the "Company") (NasdaqGS: WSBF), the holding company for WaterStone Bank SSB (the "Bank"), announced today that Waterstone Financial, Inc., a newly formed corporation ("Waterstone") that is the proposed successor holding company for the Bank, has completed the subscription and community offering being conducted in connection with the Company's proposed conversion from the mutual holding company to the stock holding company form of organization.

Based on the results of the subscription and community offering, Waterstone will not conduct a syndicated community offering or firm commitment public offering. Waterstone anticipates that the offering will be completed at the maximum of the offering range (25,300,000 shares of common stock at $10.00 per share). Consistent with applicable regulations, the Bank's employee stock ownership plan (the "ESOP") will not have its subscription filled in the subscription and community offering, but the ESOP intends to purchase stock in the open market following the closing of the conversion, subject to regulatory approval. The closing of the offering and conversion remains subject to customary regulatory approvals.

This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and reorganization, changes in general economic conditions or conditions within the securities markets, confirmation of final offering proceeds, and legislative and regulatory changes that could adversely affect our business.